CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty Newport Europe Fund (one of the series comprising Liberty Funds Trust VII) in the Liberty Newport Europe Fund Prospectuses and "Independent Auditors of the Fund" and "Financial Statements" in the Liberty Funds Trust VII Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 23 to the Registration Statement (Form N-1A, No. 33-41559) of our report dated October 16, 2002 on the financial statements and financial highlights of Liberty Newport Europe Fund included in the Liberty Newport Europe Fund Annual Report dated August 31, 2002.





Boston, Massachusetts
December 16, 2002